Exhibit 14.1

The Code of Conduct and ethics

Hanryu Bank will earn your trust with honest business practices.

In an effort to ensure more transparency in its business management, Hanryubank has adopted the ‘Code of Ethics’ so that all employees can refer to it as a set of guidelines to make decisions properly and ethically. We will continue to facilitate healthy corporate culture and fulfill its social roles and responsibilities as a global corporate citizen.

■	General Principles

I. Scope of Applicability

The Hanryubank Code of Ethics applies to all affiliated companies including the holding company of Hanryubank and all employees.

II. Monitoring the Code of Ethics

The Hanryubank can regularly review on the Code of Ethics and may require advice from the Compliance Officer when encountering unclear or ambiguous application standards.

III. Reporting Violations of the Code of Ethics

All stakeholders subject to the Code of Ethics shall report violations to the Compliance Officer right after perceiving them without delay. Any decisions or actions contrary to the Code of Ethics may be investigated and penalized according to the company regulations.

Unethical behaviors or corruption can be reported through the Reporting Center. We guarantee identity of the informer is kept secret, and any disadvantage or discrimination against the informer is prohibited.

I. Compliance with Laws and Regulations

“We strictly comply with laws and company regulations.”

1. We respect the national laws and comply with all regulations and socially defined norms of conduct.

2. We strictly comply with the company’s business policies and regulations and fulfill our responsibilities and duties.

3. We regularly create jobs by earning honest business profits and earnestly fulfilling our basic roles as members of our society.

4. We respect the market economy rules and trading practices not only in domestic regions but also overseas regions that the company is operating in and comply with the laws and regulations accordingly.

5. We never conduct or get involved with illegal insider trading or money laundering.

II. Customer-respecting Management

“A company exists to offer the value that can satisfy customers.”

1. Gaining the trust of our customers is our most important priority.

2. We provide distinguished quality and service that can satisfy the needs of our customers

3. We strive to establish transparent and fair business practices with our customers and develop healthy partnerships.

III. Shareholder-oriented Management

“A company belongs to its shareholders and it should absolutely gain their trust.”

1. We increase the profits for our shareholders and investors by creating value with better performance.

2. We conduct business logically and transparently to gain the trust of both our shareholders and investors.

3. We respect the rights of our shareholders and investors and offer them all the necessary information at the appropriate time to realize profits with integrity.

IV. Employee-respecting Management

“Each of the employees is the most important asset of the company.”

1. We mutually respect the character of each of our fellow employees and establish a sensible corporate culture based on mutual trust and understanding.

2. We create a pleasant and safe workplace where individuals can openly express their creativity.

3. We do not discriminate based on unreasonable grounds, such as nationality, educational background, place of birth, gender, age, religion, disability, political inclination, or marital status.

V. Employees Compliance Management

“All employees aim to perform their tasks in transparent and fair manner by complying with ethical management”

1. Employees do not force, impose or respond to unfair or unethical tasks within the organization.

2. Employees do not accept or promise bribes

3. Employees try to avoid any conflict of interest between the company and customers as well as among customers and prioritize the interests of the company and customers if any conflict of interest occurs.

4. Employees strictly manage and protect corporate and customer information which is acquired to complete work-related tasks and do not use it for private purpose.

VI. Suppliers Shared Growth Management

“Suppliers are a source of competitive edge for the company, and we aim for shared growth based on transparent and fair trading with suppliers.”

1. When selecting suppliers, it is considered whether they comply with Hanryubank’s human rights, environmental and social values.

2. A business trade with a supplier is made in an equal position, and we do not engage in unfair trade practices, abusing our superior position.

3. We create a foundation for shared growth with suppliers by enhancing their sustainability through multi-faceted support activities.

VII. Social Responsibility Management

“A company is a member of society and must achieve harmony with society to grow.”

1. We fulfill all the responsibilities and duties as a member of society as well as strive to achieve mutual prosperity and progress through social contribution efforts.

2. We aspire to be an environmentally friendly company and try to get appreciation and respect from the community.

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